Exhibit 99.1

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
ANNOUNCES THE REDEMPTION OF ALL OUTSTANDING SHARES OF
CLASS A CUMULATIVE PREFERRED STOCK

DENVER, COLORADO, April 15, 2016

Apartment Investment and Management Company (NYSE: AIV) (“Aimco”) announced today that it has given notice that it is redeeming all outstanding shares of its Class A Cumulative Preferred Stock (“Class A Preferred Stock”) (AIV-PA - CUSIP No. 03748R-76-2) on May 16, 2019, at a redemption price per share of $25.00 plus an amount equal to accumulated and unpaid dividends thereon to the redemption date ($0.1480), for a total redemption price of $25.1480 per share. The redemption price is payable only in cash.

Computershare is acting as redemption agent and may be contacted at (800) 730-6001.